UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

TEXTAINER GROUP HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	001-33725	98-0530316
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Century House 16 Par-La-Ville Road Hamilton HM 08 Bermuda		Not Applicable
(Address of principal executive offices)		(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/1000th interest in a share of 7.000% Series A Cumulative Redeemable Perpetual Preference Shares, par value $0.01 per share ($25.00 liquidation preference per depositary share)	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-224828

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are depositary shares (the “Depositary Shares”), each of which represents a 1/1,000th interest in a share of our 7.000% Series A Cumulative Redeemable Perpetual Preference Shares, par value $0.01 per share and with a $25,000 liquidation preference per share (equivalent to $25.00 per Depositary Share) (the “Preference Shares”), of Textainer Group Holdings Limited (the “Registrant”). For a description of the Depositary Shares to be registered hereunder and the underlying Preference Shares of the Registrant, reference is made to the information set forth under the headings “Description of Series A Preference Shares” and “Description of the Depositary Shares” in the Registrant’s Prospectus Supplement, dated April 6, 2021, to the Prospectus, dated April 6, 2021, which constitutes a part of the Registrant’s Registration Statement on Form F-3 (File No. 333-255054), filed under the Securities Act of 1933, as amended, which information is hereby incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

3.1	Memorandum of Association of Textainer Group Holdings Limited (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-146304) filed with the SEC on September 26, 2007).

3.2	Certificate of Designations with respect to the 7.000% Series A Cumulative Redeemable Perpetual Preference Shares, par value $0.01 per share, dated April 13, 2021.

3.3	Bye-laws of Textainer Group Holding Limited (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-146304) filed with the SEC on September 26, 2007).

4.1	Deposit Agreement dated April 13, 2021, between the Company and Computershare Inc. and Computershare Trust Company, N.A., collectively, and the holders from time to time of the Depositary Receipts.

4.2	Form of Depositary Receipt (included in Exhibit 4.1).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TEXTAINER GROUP HOLDINGS LIMITED
Date: April 13, 2021

	By:	/s/ Michael Chan
	Name:	Michael Chan
	Title:	Executive Vice President & Chief Financial Officer

[ Signature page to Form 8-A ]